UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2013

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547	94-3234458
(Commission File No.)	(IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600
Oakland, CA  94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 20, 2013, Scientific Learning Corporation (“Scientific Learning”) and Posit Science Corporation (f/k/a Neuroscience Solutions Corporation) (“Posit”) executed Amendment No. 3 (the “Amendment”) to the SLC License Agreement, effective as of September 30, 2003, and amended by Amendment No. 1, dated July 1, 2010, and Amendment No. 2, dated June 25, 2010, (as amended, the “License Agreement”), with an effective date of December 11, 2013.

The original License Agreement granted Posit licenses in the Health Field (as defined in the License Agreement) to issued and pending patents held by Scientific Learning.  Posit’s licenses in the Health Field to many of the patents were exclusive.  Under the Amendment, Posit agreed to make the exclusive licenses to 16 of the patents non-exclusive.  Posit also agreed to amend the definition of Health Field as it applies to all non-exclusive licenses so as to reserve for Scientific Learning the field of Fitting of Hearing Aids and Cochlear Implants (as defined in the Amendment).

In exchange for the changes in the license terms set forth in the Amendment, Scientific Learning agreed to a 90% reduction in Posit’s annual minimum royalty payment of $150,000 and in the Applicable Base Royalty Percentage of New Sales set forth in the License Agreement.  Accordingly, the annual minimum royalty payment is now $15,000 per year and the Applicable Base Royalty Percentage is now 0.4% of Net Sales.

The Amendment in its entirety is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1
Amendment No. 3 to SLC License Agreement, between Scientific Learning Corporation and Posit Science Corporation (f/k/a Neuroscience Solutions Corporation), dated as of December 20, 2013 and effective as of December 11, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation

Date: December 23, 2013	By:	/s/ Christopher J. Brookhart
	Title:	Senior Vice President and General Counsel